Aflac Incorporated Form 8-K
EXHIBIT 99.1

Aflac Incorporated Announces Fourth Quarter Results,
Reports 2016 Net Earnings of $2.7 Billion,
2016 Operating EPS In Line With Guidance,
Affirms 2017 Outlook,
Declares First Quarter Cash Dividend

COLUMBUS, Ga. - January 31, 2017 - Aflac Incorporated today reported its fourth quarter results.

Reflecting the stronger yen/dollar exchange rate, total revenues increased 12.0% to $6.0 billion during the fourth quarter of 2016, compared with $5.3 billion in the fourth quarter of 2015. Net earnings were $751 million, or $1.84 per diluted share, compared with $730 million, or $1.71 per share, a year ago.

Net earnings in the fourth quarter of 2016 included pretax net realized investment gains of $116 million, or $.29 per diluted share, compared with net pretax gains of $91 million, or $.22 per diluted share, a year ago. Pretax net realized gains from securities transactions and impairments for the fourth quarter amounted to $114 million, or $.28 per diluted share, and were composed of pretax realized investment gains from securities transactions of $128 million, or $.32 per diluted share, and pretax realized investment losses from impairments of $14 million, or $.04 per diluted share. Amortized hedge costs related to certain dollar investments of Aflac Japan on a pretax basis were $62 million in the quarter, or $.15 per diluted share. Realized pretax net investment gains from other derivative and hedging activities in the quarter were $64 million, or $.16 per diluted share. In addition, net earnings included a pretax gain of $70 million, or $.17 per diluted share, from other and nonrecurring items. This $70 million primarily resulted from a foreign currency gain associated with investment activities during the quarter and a loss on the early extinguishment of debt previously disclosed. Income tax on non-operating items in the quarter was $65 million. Beginning in the fourth quarter of 2016, the company adopted an amortized method of accounting for hedge costs.

The following discussion includes references to Aflac’s performance measures, operating earnings and operating earnings per diluted share. These measures are not calculated in accordance with U.S. GAAP. The measures exclude items that the company believes may obscure the underlying fundamentals and trends in insurance operations because they tend to be driven by general economic conditions and events or related to infrequent activities not directly associated with insurance operations. Management uses operating earnings and operating earnings per diluted share to evaluate the financial performance of Aflac’s insurance operations on a consolidated basis and believes that a presentation of these measures is vitally important to an understanding of the underlying profitability drivers and trends of Aflac’s insurance business.

Aflac defines operating earnings (a non-U.S. GAAP financial measure) as the profits derived from operations. Operating earnings includes interest cash flows associated with notes payable but excludes items that cannot be predicted or that are outside of management's control, such as realized investment gains and losses from securities transactions, impairments, and derivative and hedging activities; nonrecurring items; and other non-operating income (loss) from net earnings. Aflac's derivative activities are primarily used to hedge foreign exchange and interest rate risk in the company’s investment portfolio as well as manage foreign exchange risk for certain notes payable and forecasted cash flows denominated in yen. Operating earnings per share (basic or dilutive) are the operating earnings for the period divided by the average outstanding shares (basic or dilutive) for the period presented.

Due to the size of Aflac Japan, where the functional currency is the Japanese yen, fluctuations in the yen/dollar exchange rate can have a significant effect on reported results. In periods when the yen weakens, translating yen into dollars results in fewer dollars being reported. When the yen strengthens, translating yen into dollars results in more dollars being reported. Consequently, yen weakening has the effect of suppressing current period results in relation to the comparable prior period, while yen strengthening has the effect of magnifying current period results in relation to the comparable prior period. As a result, the company views foreign currency translation as a financial reporting issue for Aflac rather than an economic event to the company or shareholders. Because a significant portion of the company’s business is conducted in Japan and foreign exchange rates are outside of management’s control, Aflac believes it is important to understand the impact of translating Japanese yen into U.S. dollars. Operating earnings and operating earnings per diluted shares “excluding current period foreign currency impact” are computed using the average yen/dollar exchange rate for the comparable prior year period, which eliminates dollar based fluctuations driven solely from currency rate changes.

The average yen/dollar exchange rate in the fourth quarter of 2016 was 109.10, or 11.4% stronger than the average rate of 121.54 in the fourth quarter of 2015. For the full year, the average exchange rate was 108.70, or 11.3% stronger than the rate of 120.99 a year ago. Aflac Japan’s growth rates in dollar terms for the fourth quarter and the full year were magnified as a result of the stronger yen/dollar exchange rate.

Operating earnings in the fourth quarter were $630 million, compared with $668 million in the fourth quarter of 2015, reflecting the impact of a pretax $52 million (¥6 billion) reserve adjustment on a closed block of business. Operating earnings per diluted share decreased 1.3% to $1.54 in the quarter, reflecting the reserve adjustment of $.08 per diluted share, compared with $1.56 a year ago. The stronger yen/dollar exchange rate increased operating earnings per diluted share by $.08 for the fourth quarter. Excluding the impact from the stronger yen, operating earnings per diluted share decreased 6.4%.

Results for the full year of 2016 were also magnified by the stronger yen. Total revenues were up 8.1% to $22.6 billion, compared with $20.9 billion for the full year of 2015. Net earnings for the full year of 2016 were $2.7 billion, or $6.42 per diluted share, compared with $2.5 billion, or $5.85 per diluted share, a year ago. Operating earnings for the full year of 2016 were $2.8 billion, or $6.79 per diluted share, compared with $2.7 billion, or $6.16 per diluted share, in 2015. Excluding the positive impact of $.34 per share from the stronger yen, operating earnings per diluted share increased 4.7% to $6.45 per share for the full year of 2016 and in line with previous guidance.

Total investments and cash at the end of December 2016 were $116.4 billion, compared with $128.9 billion at September 30, 2016.

In the fourth quarter, Aflac repurchased $200 million, or 2.8 million of its common shares. For the full year, the company purchased $1.4 billion, or 21.6 million shares. At the end of December, the company had 26.8 million shares available for purchase under its share repurchase authorizations.

Shareholders’ equity was $20.5 billion, or $50.47 per share, at December 31, 2016, compared with $22.8 billion, or $55.84 per share, at September 30, 2016. Shareholders’ equity at the end of the fourth quarter included a net unrealized gain on investment securities and derivatives of $4.8 billion, compared with a net unrealized gain of $6.1 billion at the end of September 2016. The annualized return on average shareholders’ equity in the fourth quarter was 13.9%. On an operating basis (excluding total net realized investment gains/losses in net earnings, unrealized investment gains/losses, and derivative gains/losses in shareholders’ equity), the annualized return on average shareholders’ equity was 15.6% for the fourth quarter, or 13.7%, excluding the impact of foreign currency. For the full year, operating return on average shareholders’ equity, excluding the impact of foreign currency, was 17.3%.

AFLAC JAPAN

In yen terms, Aflac Japan’s premium income, net of reinsurance agreements, increased .2% in the fourth quarter. Net investment income decreased 7.6%, as the stronger yen/dollar exchange rate significantly impacted the reported results of Aflac Japan’s dollar-denominated investment income, which accounted for approximately 47% of Aflac Japan’s fourth quarter investment income. Total revenues were down 1.1% in the fourth quarter. Reflecting the impact of the ¥6 billion reserve adjustment on a closed block of business in the fourth quarter, pretax operating earnings in yen decreased 14.1% on a reported basis and decreased 10.5% on a currency-neutral basis. The pretax operating profit margin for the Japan segment decreased to 19.4% from 22.3% in the prior year. For the full year, premium income in yen increased .8%, and net investment income declined 5.8%. Total revenues in yen were down .3%, and pretax operating earnings in yen decreased 5.7%. On a currency-neutral basis, pretax operating earnings declined 2.0%.

Aflac Japan’s growth rates in dollar terms for the fourth quarter were magnified as a result of the significantly stronger yen/dollar exchange rate. Premium income increased 11.7% to $3.4 billion in the fourth quarter. Net investment income increased 2.8% to $629 million. Total revenues increased 10.2% to $4.0 billion. Pretax operating earnings decreased 4.3% to $775 million. For the full year, premium income was $13.5 billion, or 12.4% higher than a year ago. Net investment income increased 4.9% to $2.6 billion. Total revenues were up 11.2% to $16.1 billion. Pretax operating earnings were $3.3 billion, or 5.0% higher than a year ago.

In the fourth quarter, total new annualized premium sales decreased 18.5% to ¥25.8 billion, or $236 million. Third sector sales, which include cancer, medical and income support products increased 1.6% in the quarter. Total first sector sales, which include products such as WAYS and child endowment, decreased 60.2% in the quarter.

For the full year, new annualized premium sales were down 5.9% to ¥113.7 billion, or $1.0 billion. Third sector sales increased 4.1% for the full year.

AFLAC U.S.

Aflac U.S. premium income increased 2.2% to $1.4 billion in the fourth quarter. Net investment income was up 4.0% to $177 million. Total revenues increased 2.6% to $1.5 billion. Reflecting a lower benefit and expense ratio compared to last year’s fourth quarter, the pretax operating profit margin for the U.S. segment was 17.0%, compared with 15.8% a year ago. Pretax operating earnings were $262 million, an increase of 10.4% for the quarter. For the full year, total revenues were up 2.2% to $6.2 billion and premium income rose 2.0% to $5.5 billion. Net investment income increased 3.8% to $703 million. Pretax operating earnings were $1.2 billion, 9.7% higher than a year ago. The pretax profit margin for the full year was 19.6%, compared with 18.3% in 2015.

Aflac U.S. total new annualized premium sales decreased 2.9% in the quarter to $483 million. For the full year, total new sales decreased .3% to $1.5 billion.

DIVIDEND

The board of directors declared the first quarter cash dividend. The first quarter dividend of $.43 per share is payable on March 1, 2017, to shareholders of record at the close of business on February 15, 2017.

OUTLOOK

Commenting on the company’s results, Chairman and Chief Executive Officer Daniel P. Amos stated: “We are pleased with the company’s overall performance for the year. Despite the pervasive low-interest-rate environment, Aflac Japan, our largest earnings contributor, generated solid financial results. Additionally, our operation in Japan produced strong third sector sales results throughout 2016. As we said during our outlook call last month, we continue to believe the long-term compound annual growth rate for third sector product sales will be in the range of 4% to 6%. Turning to our U.S. operations, we are pleased with the financial performance and strong profitability of Aflac U.S. in 2016. While we were disappointed with sales results for Aflac U.S. in 2016, I want to reiterate that we believe the strategy for growth we adopted in both our career and broker channels is the right one as we look ahead. As we said on last month’s outlook call, we anticipate a long-term compound annual growth rate of 3% to 5% in new annualized premium sales.

“Based on our assessment of the company’s capital strength, we repatriated approximately ¥139 billion in 2016, which is consistent with our expectation. We remain committed to maintaining strong capital ratios on behalf of our policyholders. As we have communicated, absent compelling alternatives, we believe that growing the cash dividend and repurchasing our shares are the most attractive means for deploying capital. We anticipate that we’ll repurchase in the range of $1.3 to $1.5 billion of our shares in 2017, front-end loaded in the first half of the year. As we indicated last quarter, 2016 marked the 34th consecutive year in which we’ve increased the cash dividend. Our objective is to grow the dividend at a rate generally in line with the increase in operating earnings per diluted share before the impact of foreign currency translation.

“As we look to 2017, our guidance remains unchanged since our December outlook call. Our objective is to produce stable operating earnings per diluted share of $6.40 to $6.65, assuming the average exchange rate in 2016 of 108.70 yen to the dollar. As always, we are working very hard to achieve our earnings-per-share objective while also ensuring we deliver on our promise to policyholders.”

ABOUT AFLAC

When a policyholder gets sick or hurt, Aflac pays cash benefits fast. For six decades, Aflac insurance policies have given policyholders the opportunity to focus on recovery, not financial stress. In the United States, Aflac is the leading provider of voluntary insurance at the worksite. Through its trailblazing One Day PaySM initiative, Aflac U.S. can receive, process, approve and disburse payment for eligible claims in one business day. In Japan, Aflac is the leading provider of medical and cancer insurance and insures one in four households. Aflac individual and group insurance products help provide protection to more than 50 million people worldwide. For 10 consecutive years, Aflac has been recognized by Ethisphere as one of the World's Most Ethical Companies. In 2016, Fortune magazine recognized Aflac as one of the 100 Best Companies to Work For in America for the 18th consecutive year and included Aflac on its list of Most Admired Companies for the 15th time, ranking the company No. 1 in innovation for the insurance, life and health category for the second consecutive year. In 2015, Aflac’s contact centers were recognized by J.D. Power by providing “An Outstanding Customer Service Experience” for the Live Phone Channel. Aflac Incorporated is a Fortune 500 company listed on the New York Stock Exchange under the symbol AFL. To find out more about Aflac and One Day PaySM, visit aflac.com or espanol.aflac.com.

A copy of Aflac’s Financial Analysts Briefing (FAB) supplement for the quarter can be found on the “Investors” page at aflac.com.

Aflac Incorporated will webcast its quarterly conference call via the “Investors” page of aflac.com at 9:00 a.m. (EST) on Wednesday, February 1, 2017.

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

THREE MONTHS ENDED DECEMBER 31,	2016	2015	% Change
Total revenues	$5,955	$5,319	12.0%
Benefits and claims, net	3,262	2,930	11.4
Total acquisition and operating expenses	1,540	1,279	20.3
Earnings before income taxes	1,153	1,110	4.0
Income taxes	402	380
Net earnings	$751	$730	3.0%
Net earnings per share – basic	$1.85	$1.72	7.6%
Net earnings per share – diluted	1.84	1.71	7.6
Shares used to compute earnings per share (000):
Basic	406,847	425,056	(4.3)%
Diluted	409,380	427,556	(4.3)
Dividends paid per share	$.43	$.41	4.9%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

TWELVE MONTHS ENDED DECEMBER 31,	2016	2015	% Change
Total revenues	$22,559	$20,872	8.1%
Benefits and claims, net	12,919	11,746	10.0
Total acquisition and operating expenses	5,573	5,264	5.8
Earnings before income taxes	4,067	3,862	5.3
Income taxes	1,408	1,329
Net earnings	$2,659	$2,533	5.0%
Net earnings per share – basic	$6.46	$5.88	9.9%
Net earnings per share – diluted	6.42	5.85	9.7
Shares used to compute earnings per share (000):
Basic	411,471	430,654	(4.5)%
Diluted	413,921	433,172	(4.4)
Dividends paid per share	$1.66	$1.58	5.1%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED BALANCE SHEET
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AMOUNTS)

DECEMBER 31,	2016	2015	% Change
Assets:
Total investments and cash	$116,361	$105,897	9.9%
Deferred policy acquisition costs	8,993	8,511	5.7
Other assets	4,465	3,848	16.0
Total assets	$129,819	$118,256	9.8%
Liabilities and shareholders’ equity:
Policy liabilities	$93,726	$87,631	7.0%
Notes payable	5,360	4,971	7.8
Other liabilities	10,251	7,946	29.0
Shareholders’ equity	20,482	17,708	15.7
Total liabilities and shareholders’ equity	$129,819	$118,256	9.8%
Shares outstanding at end of period (000)	405,810	424,380	(4.4)%

RECONCILIATION OF NET EARNINGS TO OPERATING EARNINGS
(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

THREE MONTHS ENDED DECEMBER 31,	2016	2015	% Change

Net earnings	$751	$730	3.0%

Items impacting net earnings:
Realized investment (gains) losses:
Securities transactions and impairments	(114)	(107)
Impact of derivative and hedging activities:
Hedge costs related to foreign currency investments [1]	62	26
Other derivative and hedging activities [1]	(64)	(10)
Other and non-recurring (income) loss	(70)	(4)
Income tax (benefit) expense on items excluded from operating earnings	65	33

Operating earnings	630	668	(5.6)%
Current period foreign currency impact [2]	(32)	N/A
Operating earnings excluding current period foreign currency impact [3]	$598	$668	(10.4)%

Net earnings per diluted share	$1.84	$1.71	7.6%

Items impacting net earnings:
Realized investment (gains) losses:
Securities transactions and impairments	(.28)	(.26)
Impact of derivative and hedging activities:
Hedge costs related to foreign currency investments [1]	.15	.06
Other derivative and hedging activities [1]	(.16)	(.02)
Other and non-recurring (income) loss	(.17)	(.01)
Income tax (benefit) expense on items excluded from operating earnings	.16	.08

Operating earnings per diluted share	1.54	1.56	(1.3)%
Current period foreign currency impact [2]	(.08)	N/A
Operating earnings per diluted share excluding current period foreign currency impact [3]	$1.46	$1.56	(6.4)%

1 Prior year amounts have been reclassified to reflect the change in methodology of calculating the hedge costs related to foreign currency investments.
2 Prior period foreign currency impact reflected as “N/A” to isolate change for current period only.
3 Amounts excluding current period foreign currency impact are computed using the average yen/dollar exchange rate for the comparable prior-year period, which eliminates dollar-based fluctuations driven solely from currency rate changes.

RECONCILIATION OF NET EARNINGS TO OPERATING EARNINGS
(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

TWELVE MONTHS ENDED DECEMBER 31,	2016	2015	% Change
Net earnings	$2,659	$2,533	5.0%

Items impacting net earnings:
Realized investment (gains) losses:
Securities transactions and impairments	(132)	(150)
Impact of derivative and hedging activities:
Hedge costs related to foreign currency investments [1]	186	72
Other derivative and hedging activities [1]	154	23
Other and non-recurring (income) loss	28	266
Income tax (benefit) expense on items excluded from operating earnings	(83)	(74)

Operating earnings	2,812	2,670	5.3%
Current period foreign currency impact [2]	(141)	N/A
Operating earnings excluding current period foreign currency impact [3]	$2,671	$2,670	—

Net earnings per diluted share	$6.42	$5.85	9.7%

Items impacting net earnings:
Realized investment (gains) losses:
Securities transactions and impairments	(.32)	(.35)
Impact of derivative and hedging activities:
Hedge costs related to foreign currency investments [1]	.45	.17
Other derivative and hedging activities [1]	.37	.05
Other and non-recurring (income) loss	.07	.61
Income tax (benefit) expense on items excluded from operating earnings	(.20)	(.17)

Operating earnings per diluted share	6.79	6.16	10.2%
Current period foreign currency impact [2]	(.34)	N/A
Operating earnings per diluted share excluding current period foreign currency impact [3]	$6.45	$6.16	4.7%

1 Prior year amounts have been reclassified to reflect the change in methodology of calculating the hedge costs related to foreign currency investments.
2 Prior period foreign currency impact reflected as “N/A” to isolate change for current period only.
3 Amounts excluding current period foreign currency impact are computed using the average yen/dollar exchange rate for the comparable prior-year period, which eliminates dollar-based fluctuations driven solely from currency rate changes.

EFFECT OF FOREIGN CURRENCY ON OPERATING RESULTS1
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

THREE MONTHS ENDED DECEMBER 31, 2016	Including Currency Changes	Excluding Currency Changes[2]
Net premium income [3]	8.7%	.7%
Net investment income	2.7	(1.6)
Total benefits and expenses	10.9	2.9
Operating earnings	(5.6)	(10.4)
Operating earnings per diluted share	(1.3)	(6.4)

[1]	Refer to previously defined operating earnings and operating earnings per diluted share.

[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

[3]	Net of reinsurance

EFFECT OF FOREIGN CURRENCY ON OPERATING RESULTS1
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

TWELVE MONTHS ENDED DECEMBER 31, 2016	Including Currency Changes	Excluding Currency Changes[2]
Net premium income [3]	9.4%	1.4%
Net investment income	4.6	.2
Total benefits and expenses	9.2	1.2
Operating earnings	5.3	—
Operating earnings per diluted share	10.2	4.7

[1]	Refer to previously defined operating earnings and operating earnings per diluted share.

[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

[3]	Net of reinsurance

	2017 OPERATING EARNINGS PER SHARE [1]SCENARIOS

Weighted- Average Yen/Dollar Exchange Rate	Operating Earnings Per Diluted Share			Foreign Currency Impact
100	$6.73	-	6.98	$.33
105	6.53	-	6.78	.13
108.70[2]	6.40	-	6.65	—
115	6.19	-	6.44	(.21)
120	6.04	-	6.29	(.36)
1 A non-GAAP financial measure, operating earnings per share (basic or dilutive) are the operating earnings for the period divided by the average outstanding shares (basic or dilutive) for the period presented in 2017 and 2016. In reliance on the “unreasonable efforts” exception in Item 10(e)(1)(i)(B) of SEC Regulation S-K, a quantitative reconciliation to the most comparable GAAP measure is not provided for this financial measure. Forward-looking information with regard to the most comparable GAAP financial measure, earnings per share, is not available without unreasonable effort. This is due to the unpredictable and uncontrollable nature of these reconciling items, which would require an unreasonable effort to forecast and we believe would result in such a broad range of projected values that would not be meaningful to investors. For this reason, we believe that the probable significance of such information is low.
2 Actual 2016 weighted-average exchange rate

FORWARD-LOOKING INFORMATION

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. We desire to take advantage of these provisions. This report contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by Company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC).

Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks and uncertainties. In particular, statements containing words such as “expect,” “anticipate,” “believe,” “goal,” “objective,” “may,” “should,” “estimate,” “intends,” “projects,” “will,” “assumes,” “potential,” “target”, "outlook" or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements. We caution readers that the following factors, in addition to other factors mentioned from time to time, could cause actual results to differ materially from those contemplated by the forward-looking statements: difficult conditions in global capital markets and the economy; exposure to significant interest rate risk; concentration of business in Japan; foreign currency fluctuations in the yen/dollar exchange rate; risks relating to the conversion of the Japan branch to a subsidiary; limited availability of acceptable yen-denominated investments; deviations in actual experience from pricing and reserving assumptions; ability to continue to develop and implement improvements in information technology systems; governmental actions for the purpose of stabilizing the financial markets; interruption in telecommunication, information technology and other operational systems, or a failure to maintain the security, confidentiality or privacy of sensitive data residing on such systems; ongoing changes in our industry; failure to comply with restrictions on patient privacy and information security; extensive regulation and changes in law or regulation by governmental authorities; defaults and credit downgrades of securities in our investment portfolio; ability to attract and retain qualified sales associates and employees; decline in creditworthiness of other financial institutions; subsidiaries' ability to pay dividends to Aflac Incorporated; decreases in our financial strength or debt ratings; inherent limitations to risk management policies and procedures; concentration of our investments in any particular single-issuer or sector; differing judgments applied to investment valuations; ability to effectively manage key executive succession; significant valuation judgments in determination of amount of impairments taken on our investments; catastrophic events including, but not necessarily limited to, epidemics, pandemics, tornadoes, hurricanes, earthquakes, tsunamis, acts of terrorism and damage incidental to such events; changes in U.S. and/or Japanese accounting standards; loss of consumer trust resulting from events external to our operations; credit and other risks associated with Aflac's investment in perpetual securities; increased expenses and reduced profitability resulting from changes in assumptions for pension and other postretirement benefit plans; level and outcome of litigation; and failure of internal controls or corporate governance policies and procedures.

Analyst and investor contact - Robin Y. Wilkey, 706.596.3264 or 800.235.2667; FAX: 706.324.6330 or rwilkey@aflac.com
Media contact - Catherine Blades, 706.596.3014; FAX: 706.320.2288 or cblades@aflac.com